Exhibit 5.1

Borden Ladner Gervais LLP Bay Adelaide Centre, East Tower 22 Adelaide Street West Toronto, ON, Canada M5H 4E3 T 416.367.6000 F 416.367.6749 blg.com

September 15, 2022

Titan Medical Inc.

76 Berkeley Street

Toronto, Ontario

Canada M5A 2W7

Dear Sirs/Mesdames:

Re:	Titan Medical Inc. – Registration Statement on Form S-8

We have acted as Ontario legal counsel to Titan Medical Inc. (the “Corporation”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”), relating to: (i) the potential issuance and sale by the Corporation, from time to time, of up to 16,214,640 common shares of the Corporation (the “Shares”) issuable upon: (A) the exercise of options (the “Options”) granted or issued under the Titan Medical Inc. Stock Option Plan, as amended and restated effective as of June 9, 2021 (the “Plan”); (B) the exercise or settlement of awards granted under the Titan Medical Inc. Deferred Share Unit Plan, as amended and restated effective as of June 8, 2022 (the “DSU Plan”); (C) the exercise or settlement of awards granted under the Titan Medical Inc. Share Unit Plan, as amended and restated effective as of June 8, 2022 (the “SU Plan”); and (D) the exercise or settlement of awards granted under the Titan Medical Inc. Employee Share Purchase Plan, effective as of June 8, 2022 (the “ESPP”); and (ii) the registration of the reoffer and resale on a continuous or delayed basis of up to 9,322,819 common shares of the Corporation previously issued and underlying stock options and restricted share units previously granted under the Plan and SU Plan prior to the filing of the Registration Statement (the “Resale Shares”).

We have examined originals or copies, certified or otherwise to our satisfaction of such documents and considered such questions of law as we considered necessary as a basis for our opinion, including the Plan, the DSU Plan, the SU Plan, the ESPP and resolutions of the board of directors of the Corporation approving the filing of the Registration Statement. In all such examinations, we have assumed (i) the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and (ii) the truthfulness of all facts set forth in the public records and in certificates of public officials.

Our opinion herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Borden Ladner Gervais LLP Bay Adelaide Centre, East Tower 22 Adelaide Street West Toronto, ON, Canada M5H 4E3 T 416.367.6000 F 416.367.6749 blg.com

Based on and subject to the foregoing, and provided that all necessary corporate action has been taken by the Corporation to authorize each issuance of the Options and the issuance of Shares upon the due exercise of the Options in accordance with the terms and conditions of the Plan, we are of the opinion that upon issuance of Shares upon the valid exercise of Options in accordance with the terms of the Plan, including, in each case, receipt by the Corporation of payment in full for the Shares in respect of which such Options are exercised, as the case may be, such Shares will be validly issued as fully paid and non-assessable Shares. Provided that all necessary corporate action has been taken by the Corporation to authorize awards granted under the DSU Plan, the SU Plan or the ESPP and the issuance of Shares which may be the subject of such awards, we are of the opinion that upon issuance of Shares underlying awards granted in accordance with the terms of the DSU Plan, the SU Plan or the ESPP, in each case, such Shares will be validly issued as fully paid and non-assessable Shares. Provided that all necessary corporate action has been taken by the Corporation to authorize previous awards granted and outstanding under the Plan and SU Plan and the issuance of the Resale Shares which are subject of such outstanding awards, we are of the opinion that upon issuance of the Resale Shares underlying such outstanding awards in accordance with the terms of the Plan and SU Plan, in each case, such Resale Shares will be validly issued as fully paid and non-assessable. Provided that all necessary corporate action has been taken by the Corporation to authorize previous awards granted under the Plan and SU Plan, the issuance of the Resale Shares which were subject of such awards and that such Resale Shares were issued in accordance with the terms of the Plan and SU Plan, we are of the opinion that such Resale Shares are validly issued as fully paid and non-assessable.

We hereby consent to the use of our name in, and the filing of this opinion as an exhibit to, the Registration Statement and hereby consent to the use of our name appearing under the heading “Legal Matters” in the reoffer prospectus contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/ s / Borden Ladner Gervais LLP